                                                                    Exhibit 11.0





                             NATIONAL REALTY, L.P.
                        COMPUTATION OF EARNINGS PER UNIT






                                            For the Years Ended December 31,
                                            --------------------------------
                                            1996           1995         1994
                                         (dollars in thousands, except per unit)


Income (loss) before extraordinary
   gain                                 $      (375)   $     3,797   $     5,017

Less - General Partners' 1.99%
   interest                                      (7)            76           100
                                        -----------    -----------   -----------

Income (loss) allocable to Limited
   Partners                             $      (368)   $     3,721   $     4,917
                                        ===========    ===========   ===========



Earnings per unit

Net income (loss)                       $      (.06)   $       .58   $       .77
                                        ===========    ===========   ===========



Weighted average units of limited
   partner interest used in computing
   earnings per unit                      6,387,270      6,418,104     6,418,572
                                        ===========    ===========   ===========